Exhibit 10.9

AMERICAN EQUITY INVESTMENT

1998 NMO DEFERRED STOCK COMPENSATION PLAN

For NMOs Recruiting Noncaptive Agents

WHEREAS,  the Board of Directors of American Equity Investment Life Holding Company (the “Company”) deems it in the best interest of the Company and its subsidiary, American Equity Investment Life Insurance Company (“American Equity”), that certain agents and brokers who solicit business on behalf of the Company and American Equity be given an opportunity to acquire an interest in the operation and growth of the Company as a means of assuring their maximum effort and continued association with the Company; and

WHEREAS,  the Board believes that the Company can best obtain these and other benefits by establishing a deferred stock compensation plan pursuant to which agents and brokers meeting certain production and recruiting goals can earn credits payable in Common Stock of the Company;

NOW, THEREFORE,  the Board does hereby adopt this 1998 NMO Deferred Stock Compensation Plan, subject to the terms and conditions hereinafter set forth.

ARTICLE I

GENERAL

1.01           Purpose.      The American Equity Investment 1998 NMO Deferred Stock Compensation Plan (the “Plan”) is intended to advance the interests of the Company and its agency force by encouraging and enabling selected agents and brokers meeting certain production and recruiting goals to earn credits payable in Common Stock of the Company.

1.02           Definitions.

(a)        “Board” means the Board of Directors of the Company.

(b)        “Common Stock” means shares of common stock, $1 par value, of the Company.

(c)        “Deferred Stock Account” shall mean a bookkeeping entry made by the Company on its books of account which reflects the value of the Stock Credits earned by each NMO hereunder. Each NMO shall have a separate Deferred Stock Account.

(d)        “NMO” shall mean each agent or broker who, at all times during the Qualification Period, has an agency agreement with American Equity under which the agent or broker is classified as a National Marketing Organization within American Equity’s hierarchy of agents. This Plan will apply only to those NMOs which recruit independent agents who are not captive to the NMO.

(e)        “Participant” shall mean an NMO which meets the eligibility requirements set forth in Article II below.

(f)         “Production” shall mean the total amount of first year annuity premiums on new annuity policies of American Equity produced by or through an NMO.

(g)        “Qualification Period” shall mean the 15-month period beginning on October 1, 1997 and ending on December 31, 1998.

(h)        “Recruiting Period” shall mean the twelve-month period beginning October 1, 1997 and ending on September 30, 1998.

(i)         “Stock Credits” shall mean the right to receive shares of Common Stock at the time specified for distribution thereof in Article IV below. Stock Credits shall be distributed at the rate of one share of Stock per each $12 in Stock Credits earned by a Participant under this Plan.

(j)         “Vesting Period” shall mean the four-year period beginning January 1, 1999 and ending on December 31, 2002.

ARTICLE II

ELIGIBILITY

An NMO shall be a Participant under this Plan if, and so long as, such NMO satisfies all of the eligibility requirements set forth in this Article II:

2.01           Valid NMO Contract.    On October 1, 1997, the NMO must have a valid NMO agency agreement with American Equity under which no default or other event of termination has occurred prior to that date.

2.02           Minimum Production.    During the Qualification Period, the NMO must have Production of at least Twenty Million Dollars ($20,000,000).

2.03           Minimum Recruiting.    During the Recruiting Period, the NMO must recruit at least One Hundred (100) newly appointed agents of American Equity. A new agent shall be deemed to be “recruited” hereunder on the date of appointment by American Equity. In determining whether an NMO has satisfied this requirement, the total number of any agents of an NMO whose agency appointments with American Equity are terminated for any reason during the Recruiting Period shall be deducted from the total number of newly recruited agents.

ARTICLE III

AWARDS OF STOCK CREDITS

3.01           Stock Credits to Deferred Stock Account.    A Participant shall receive Stock Credits based upon the following formula:

Stock Credits =	Participant’s Total Production during the Qualification Period

Multiplied by

Ten (10) basis points for every 100 new Agents recruited during the Recruiting Period up to a maximum of Fifty (50) basis points

3.02           Initial Vesting.    A Participant who satisfies the Minimum Production and Minimum Recruiting requirements set forth in Article II above shall become vested in his Deferred Stock Account to the extent of twenty-five percent (25%) on January 1, 1999.

3.03           Vesting Period – Production Requirements.    A Participant who has at least Twenty Million Dollars in new Production per calendar year within the Vesting Period shall become vested in his Deferred Stock Account to the extent of an additional twenty-five percent (25%) per year for up to three (3) years.

3.04           Automatic Vesting.    In the event of the Participant’s death or disability within the Vesting Period, the Participant automatically shall become One Hundred Percent (100%) vested in Participant’s Deferred Stock Account. Disability shall be deemed to have occurred upon the written certification of Participant’s physician that Participant is and will be permanently and continuously disabled, either mentally or physically, and, as a result, is unable to carry out Participant’s duties as an NMO of American Equity.

3.05           Non-transferability.    No Stock Credit shall be transferable or assignable by a Participant, otherwise than by will or the laws of descent and distribution. No Stock Credit shall be pledged or hypothecated in any way and no Stock Credit shall be subject to execution, attachment or similar process.

ARTICLE IV

DISTRIBUTION

4.01           Distribution of Stock.    Within ninety (90) days after the occurrence of the earlier of the following, Company will issue and distribute to Participant or Participant’s designated beneficiary the number of shares of Common Stock equal to the quotient of the vested portion of the Participant’s Deferred Stock Account divided by $12, which is the value per share of the Common Stock as of October 1, 1997:

(a)        The expiration of five years after the end of the Vesting Period;

(b)        Participant’s death or disability, as defined above.

4.02           Taxation.    Each Participant and/or Participant’s heirs, executors or administrators shall be responsible for payment of all taxes of any kind, whenever such taxes may be imposed, on the value of the Common Stock to which Participant may become entitled under this Plan.

ARTICLE V

MISCELLANEOUS

5.01           Independent Agency Relationship.    Nothing in this Plan shall be interpreted as changing the independent contractor status of the NMO as to NMO’s relationship with the Company and American Equity nor shall this Plan be interpreted as altering in any manner the contractual relationships the NMO has entered into with the Company separate from this Plan, except as specifically provided herein.

5.02           No Rights to Assets.    Nothing in this Plan shall be interpreted as giving the NMO any rights to any assets of the Company, including any assets the Company may acquire to assist in funding its obligations hereunder. The NMO’s status with respect to any amount due NMO under this Plan from the Company shall be that of a general creditor of the Company.

5.03           Severability.    Any provision of this Plan which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision contained herein, and such other provisions shall remain in full force and effect.

5.04           Binding Effect. This Plan shall be binding upon the parties hereto, their heirs, assigns, successors, executors and administrators. None of the payments provided for in this Plan, nor the Deferred Compensation Account, shall be subject to seizure for payment of any debts or judgments against the NMO or any beneficiary, nor shall the NMO or any beneficiary have any right to transfer, modify, anticipate, assign or encumber any rights or benefits hereunder.

5.05           Governing Law. This Plan shall be governed and interpreted in accordance with the laws of the State of Iowa.

5.06           Amendment. This Plan may be amended at any time by the Board effective upon written notification to the Participants of any such amendments. No amendment shall impair any Participant’s vested rights hereunder.

AMERICAN EQUITY INVESTMENT
LIFE HOLDING COMPANY

By:
D. J. Noble, President

NMO:

By:

SCHEDULE OF STOCK CREDIT

PARTICIPATION

	Percentage of Total
Participant’s Name	Stock Credit		Participant’s Beneficiary

1.

2.

3.

4.

5.
	Total	100%